EXHIBIT 10.01
September 2, 2008
Frederick W. Driscoll
[ADDRESS]
Re:	Promotion to President & CEO of Genelabs Technologies, Inc. and Election to Board of Directors
Dear Fred:
On behalf of Genelabs Technologies, Inc. (“Genelabs” or the “Company”), I am very pleased to offer you the promotion to President & Chief Executive Officer of the Company, effective September 2, 2008. You will also become a member of the Company’s Board of Directors as of the same date.
Compensation
In this new capacity, you will receive an initial base salary of $32,083.34 per month (equivalent to $385,000 per year), paid on a semi-monthly basis on our regular paydays. Deductions required by law or authorized by you will be taken from each paycheck.
In addition to your revised base salary, your participation in our discretionary incentive bonus program, currently as described in the Genelabs Technologies, Inc. Annual Bonus Plan, will be revised to a new target. Measurement of achievement under this plan is based on the Company’s achievement of its objectives as determined by the Board of Directors and your individual performance against your goals as agreed to by you and the Compensation Committee in consultation with the Board of Directors. Currently, the targeted bonus level for your new position is 45% of base salary, weighted 90% toward achievement of the Company’s goals and 10% toward achievement of your individual goals, taking into account the performance criteria set forth above. For 2008 only, your bonus target will be prorated 8/12 at your former target of 35% and 4/12 at your new target of 45%.
The grant of an option to purchase up to 230,000 additional shares of the Company’s common stock under the Stock Incentive Plan has been approved by the Company’s Board of Directors. The grant date is September 2, 2008 and the option exercise price will be set in accordance with the terms of the Stock Incentive Plan. All option grants are governed by the terms of the Stock Incentive Plan.

Consistent with Company practice, the compensation summarized above is inclusive of your service on the Company’s Board of Directors.
Other Terms and Conditions of Employment
All other terms and conditions of employment with the Company as described in your original offer letter dated October 17, 2007 and not otherwise modified by this letter remain in effect.
Fred, I congratulate you on this promotion and hope that your association with Genelabs will continue to be successful and rewarding. Please indicate your acceptance of this promotion by signing below and returning the letter to me as soon as possible. A copy of the letter is enclosed for your records.

Sincerely,
/s/ Irene Chow, PhD.
Irene Chow, PhD.
Executive Chairman

Accepted and Agreed:

/s/ Frederick W. Driscoll
Frederick W. Driscoll

September 2, 2008
Date